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                                                                    EXHIBIT 99.2


Press release of the Registrant and Loral Corporation dated January 8, 1996.


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                           LOCKHEED MARTIN AND LORAL
                        AGREE TO STRATEGIC COMBINATION

           Lockheed Martin Will Acquire Loral's Defense Electronics and System Integration Businesses for $9.1 Billion

           Loral's Shareholders to Receive $38 Per Share in Cash and Shares in New Loral Space and Communications Corporation

             Lockheed Martin to Invest $344 Million for 20 Percent
            of Loral Space at an Effective Price of $7.50 Per Share

            Total Transaction Has Estimated Value In Excess of $10
                                    Billion

BETHESDA, Maryland and NEW YORK CITY, January 8 -- Daniel M. Tellep, Chairman of Lockheed Martin Corporation (NYSE:LMT), Norman R. Augustine, Lockheed Martin's president and chief executive officer, and Bernard L. Schwartz, chairman and chief executive officer of Loral Corporation (NYSE:LOR), today announced agreement on a series of interrelated strategic transactions with an estimated value exceeding $10 billion.

          The three key elements of the agreement are: first, the combination of the two companies' defense electronics and system integration businesses to enhance competitiveness and opportunities for growth in the rapidly evolving global environment; second, the distribution to Loral shareholders of its holdings in the fast-growing space and telecommunications market through a newly formed company to be called Loral Space and Communications Corporation; and third, a purchase by Lockheed Martin of an equity position in Loral Space.

          Under the agreement, which has been unanimously approved by both companies' boards of directors:

 .    Lockheed Martin will acquire Loral's defense electronics and system integration businesses for approximately $9.1 billion, including $2.1 billion of assumed debt. Of the total, $7 billion, or $38 in cash per share, will be paid directly to Loral shareholders by Lockheed Martin through a tender offer commencing no later than Friday, January 12.

 .    Loral shareholders also will receive for each share, one share of the newly formed public company which will own Loral's present satellite and telecommunications interests, including Globalstar (NASDAQ:GSTRF) and Space Systems/Loral.

 .    Lockheed Martin will invest an additional $344 million for a 20% equity position in Loral Space, at an effective price of $7.50 per share. Loral Space will begin business with over $700 million in cash and no debt.

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 .    Lockheed Martin will provide Loral Space with support in key technologies to further reinforce the strategic relationship.

 .    Schwartz will be chairman and CEO of Loral Space and will become vice chairman of Lockheed Martin and join its board of directors.

          The agreement represents the culmination of a long-term relationship between Lockheed Martin and Loral, bringing together the technologies, resources and talents of two of the most successful companies in the defense electronics industry and creating a new space-based telecommunications company.

          "The strategic combination with Loral solidifies Lockheed Martin's leadership position as a world premier high technology company," said Tellep. "It enhances our technology base, improves our competitiveness, expands our global reach and provides new opportunities for growth. With some $30 billion in annual sales and a broad portfolio of businesses spanning aerospace, defense, commercial and civil programs, we are well positioned for the 21st century. Our shareholders, customers and employees will benefit from this landmark event."

          Schwartz said, "Our board and management team enthusiastically support this transaction as the right move at the right time. It ensures our customers and employees the long-term capabilities needed in our increasingly demanding marketplace. The combined businesses build on the complementary cultures of Lockheed Martin and Loral, and I look forward to working with our new partners. At the same time, the transaction provides Loral shareholders with significant present value together with continuing ownership in Loral Space, which itself has substantial potential for shareholder value growth. We intend to create a major space-based telecommunications enterprise, building on this foundation."

          Augustine noted that the aerospace/electronics industry is continuing to consolidate with a corresponding strengthening of a number of other large competitors, both in the U.S. and abroad.

          "The Lockheed Martin/Loral strategic combination expands our ability to serve our customers in areas spanning the depths of the oceans to the reaches of space. Moreover, the continued participation in the combined company of an industry leader like Bernard Schwartz will further enhance our ability to deliver shareholder value," Augustine said. "Financially, in 1996 the dilution to earnings will be minimal, even before

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considering synergy benefits, and accretive thereafter. With the cash flow of the combined enterprise, we expect leverage to drop from 67% at the time of closing to less than 60% by year end 1996 with strong debt coverage maintained," Augustine said.

Lockheed Martin Highlights
--------------------------

          When the transaction is complete, Lockheed Martin's annual combined sales will reach approximately $30 billion with a total backlog of approximately $47 billion. The combination with Loral enhances key core businesses -- electronics, tactical systems, and information and technology services -- with major opportunities for improving competitiveness and capitalizing on complementary strengths in system integration; electronic combat systems; tactical missiles; data management systems; simulation and training systems; and command, control and communications. The company will operate with a discretionary research and development budget of approximately $1 billion per year, and is expected to generate approximately $1.5 billion to $2.0 billion in free cash annually.

          Lockheed Martin currently is organized in five business sectors:
Aeronautics, Electronics, Energy & Environment, Information & Technology Services, and Space & Strategic Missiles. When this transaction is completed, the Loral business units initially will constitute a sixth sector, Tactical Systems. A long-term consolidation plan will be developed following thorough review and analysis to determine how to best integrate these businesses.

          Tellep, who remains chairman of the board, Augustine, who becomes vice chairman and continues as chief executive officer, and Schwartz, will form the Office of the Chairman, which will address key strategic issues. Schwartz intends to invest $10 million personally in Lockheed Martin common stock.

          Two executive vice presidents and chief operating officers will report to Augustine. Vance D. Coffman, executive vice president and chief operating officer of Lockheed Martin, will have overall responsibility for the Aeronautics, Energy & Environment and Space & Strategic Missiles businesses. Frank C. Lanza, currently Loral's president and chief operating officer, also will join Lockheed Martin's board of directors and serve as an executive vice president and chief operating officer, with overall responsibility for the Electronics, Information & Technology Services and Tactical Systems businesses. In addition, Lanza will serve as president of Tactical Systems.

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Loral Space Highlights
----------------------

          Loral Space's space and telecommunications operations now will have concentrated management focus, over $700 million in cash, no debt, a sufficient financing in place to take advantage of a range of promising growth opportunities in satellite-based businesses worldwide, including those that are here now and those that will emerge in the future.

          Loral Space has several principal operating assets. First is its 31% interest in Globalstar, which is developing a $2 billion worldwide satellite-based communications system capable of serving 10 million subscribers. Loral Space is the managing general partner of Globalstar. Second is its 33% interest in Space Systems/Loral, which is a leading commercial satellite manufacturing company with annual sales of $1 billion. Other assets of the enterprise will include all of Loral's Globalstar service provider franchises in Canada, Mexico and Brazil; Loral's interest in the projected domestic and international satellite DBS and broadband data projects, for example, Cyberstar; and Loral's 22% interest in K&F Industries, a $250-million revenue aircraft braking company. It is the intention over time to integrate the component operating parts of Loral Space into a single entity.

          "This transaction will enable the senior management of Loral Space to focus on the satellite and space businesses, which have excellent potential for growth," said Schwartz. "The participation of Lockheed Martin will enhance the future of the new space company and will assure that the resources will be available to complete the Globalstar project. Loral now will be a leading space and communications company and have the opportunity to build and expand on its current positions in satellite, data and information technologies, and direct broadcast services."

          At the same time it approved the Lockheed Martin strategic combination, the Loral board of directors adopted a shareholder rights plan, which is intended primarily to deter predatory or unfair acquisitions that might interfere with the company's strategic objectives.

Terms of the Transaction
------------------------

          Lockheed Martin's offer is contingent, among other things, on the tendering of two-thirds of Loral's outstanding shares and government approvals, including U.S. and European antitrust reviews.

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          Loral's board of directors will declare the distribution of Loral
Space and Communications Corporation shares to Loral shareholders of record prior to closing the tender offer. The proceeds of the transaction received by Loral's shareholders will be taxable to them. The two companies expect to close the transaction by the end of February 1996.

          A bank group, consisting of Morgan Guaranty Trust Co. of New York, Bank of America and Citicorp USA, has committed $3.5 billion of financing and has commenced the process to syndicate a $10-billion credit facility for Lockheed Martin to support the tender offer.

          Bear, Stearns & Co. is financial advisor to Lockheed Martin, will act as dealer-manager in connection with the tender offer, and also rendered a fairness opinion. Lazard Freres & Co, LLC and Lehman Brothers, Inc., are financial advisors to Loral and Lazard has rendered a fairness opinion to Loral's board of directors. The tender offer will be made pursuant to definitive offering documents to be filed with the Securities and Exchange Commission.

          Lockheed Martin, headquartered in Bethesda, Maryland, is a highly diversified advanced technology company with current annual sales of $23 billion. It has 165,000 employees worldwide. Loral is a high technology company that primarily concentrates in defense electronics, communications, space and systems integration with annual sales of $6.7 billion. Headquartered in New York City, Loral has 38,000 employees.

CONTACT:

Charles Manor/Lockheed Martin Corporation/301-897-6258
Joanne Hvala/Loral Corporation/212-697-1105
Ruth Pachman/Jim Fingeroth/Kekst and Co./212-593-2655

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